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EXHIBIT 12

                           U S WEST, Inc.
               RATIO OF EARNINGS TO FIXED CHARGES
                       (Dollars in Millions)
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
                                          Quarter Ended
                                           3/31/97  3/31/96
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
Income before income taxes, extra-
  ordinary item and cumulative effect
  of change in accounting principles          $400     $489
Interest expense (net of amounts
  capitalized)                                 278      135
Interest factor on rentals (1/3)                25       22
Equity losses in unconsolidated
  ventures (less than 50% owned)               105       27
Guaranteed minority interest expense            22       12
                                          -------- --------
Earnings                                      $830     $685

Interest expense                              $288     $159
Interest factor on rentals (1/3)                25       22
Guaranteed minority interest expense            22       12
                                          -------- --------
Fixed charges                                 $335     $193

Ratio of earnings to fixed charges            2.48     3.55

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